Exhibit 10.17

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of December 31, 2007 (the “Effective Date”), by and among Solera Holdings, Inc., a Delaware corporation, and Solera, Inc., a Delaware corporation (collectively, the “Company” or the “Employer”), and Jason Brady (“Executive”).

On the Effective Date, Executive is being employed by Employer pursuant to the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive accepts such employment for the period beginning as of the Effective Date and ending upon a Separation (the “Employment Period”).

(a) At Will Employment. Executive and Employer understand and acknowledge that Executive’s employment constitutes “at-will” employment, which means that the employment relationship may be terminated by either party at any time, with or without cause and with or without notice. Any modification or change to Executive’s at-will employment status may only occur by way of a written agreement signed by Executive and Employer’s Chief Executive Officer.

(b) Position and Duties.

(i) During the Employment Period, Executive shall serve as the Senior Vice President and General Counsel of Employer and shall have the normal duties, responsibilities and authority implied by such position, subject to the power of Employer’s Chief Executive Officer and the Board to expand or limit such duties, responsibilities and authority and to override actions of the Senior Vice President and the General Counsel, subject to the definition of “Good Reason” in Section 4 herein.

(ii) Executive shall report to Employer’s Chief Executive Officer, and Executive shall devote his reasonable efforts and, subject to existing business obligations of Executive that shall be completed within 90 days after the Effective Date, his full business time and attention to the business and affairs of the Company, Employer and their Subsidiaries.

(iii) Executive’s principal office shall be located in the Company’s offices located at 15030 Avenue of Science, Suite 100, San Diego, California; provided, however, that Executive shall not be obligated to locate in that office during the first six months of the Employment Period, which time period may be extended in the sole discretion of the Company’s Chief Executive Officer.

(c) Salary, Bonus and Benefits. During the Employment Period, Employer will pay Executive an initial base salary of $250,000 per annum (the “Annual Base Salary”). The Annual Base Salary shall be subject to review and adjustment in accordance with Employer’s customary practices concerning salary review for similarly situated employees of the Company, Employer and their Subsidiaries. During the Employment Period, beginning with the fiscal year ending June 30, 2008 and for each fiscal year thereafter, Executive shall be eligible for an annual bonus (“Annual Bonus”) in an amount up to 40% of the then-current Annual Base Salary based upon the achievement by the Company, Employer and their Subsidiaries of financial and other objectives set by the Board; provided, however, that any Annual Bonus earned for the fiscal year ending June 30, 2008 shall be prorated by the number of full calendar months in that fiscal year that Executive was employed by the Company. An Annual Bonus, if any, will be paid to Executive by Employer within 120 days after the end of the fiscal year to which such Annual Bonus relates. Executive will be eligible to participate in the Company’s healthcare benefits, life insurance, 401(k) plan and other employee benefits program, subject to the terms of the plans. Group insurance coverage begins on the Effective Date. Executive shall also be eligible for relocation benefits in accordance with the Company’s present executive relocation policy; provided, however, that the Company will provide Executive with home purchase assistance if Executive purchases a home in the San Diego area within one year of his relocation date whether or not Executive sells his current home.

(d) Executive Securities. Upon the execution of this Agreement, and subject to approval by the compensation committee of Solera Holdings, Inc. (i) the Company will issue to Executive pursuant to the 2007 LTIP Plan restricted stock units entitling Executive to receive an aggregate of 25,000 shares of Common Stock (the “RSUs”) and (ii) the Company will issue to Executive pursuant to the 2007 LTIP Plan an option to acquire 50,000 shares of Common Stock (the “Option”). The RSUs and the Option shall vest as to 25% of the shares subject thereto one year following the Effective Date, and as to an additional 6.25% of the shares subject thereto each three month period following thereafter, in each case subject to the definitive agreements entered by the Company and Executive establishing the RSUs and the Option. The RSUs, the Option, and any equity awards granted to Executive after the Effective Date are collectively referred to herein as “Executive Securities”. All shares of Common Stock issuable or issued upon each and every exercise of the Executive Securities are collectively referred to herein as “Common Shares”. Executive acknowledges and agrees that neither the issuance of the Executive Securities or the Common Shares to Executive nor any provision contained in this Section 1(d) shall entitle Executive to remain in the employment of the Company, Employer or their respective Subsidiaries or affect the right of the Company, Employer or their respective Subsidiaries to terminate Executive’s employment at any time for any reason, with or without notice or cause.

(e) Separation. The Employment Period will continue until (i) Executive’s resignation, Disability or death, or (ii) Employer’s Chief Executive Officer or the Board decides to terminate Executive’s employment with or without Cause. If Executive’s employment is terminated by Employer without Cause or by Executive with

Good Reason, then during the six-month period commencing on the date of termination subject to extension pursuant to the following sentence (the “Severance Period”), Employer shall pay to Executive an aggregate amount equal to 50% of his then-current Annual Base Salary, payable in equal installments on the Employer’s regular salary payment dates (the “Wage Severance”), and Executive shall continue to participate in employee benefit programs for senior executive employees (other than bonus and incentive compensation plans) to the extent permitted under the terms of such programs and under applicable law; provided that in the event the terms of such programs and/or applicable law do not permit Executive from continuing participation in such employee benefit programs, Executive shall convert his coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and the Company will pay Executive’s COBRA premiums during the Severance Period and any extension thereof (collectively, the “Severance Payments”). In addition, Employer shall have the option, by delivering written notice to the Executive within six months after the Separation to extend the Severance Period for an additional six-month period during which time the Company shall continue to make Severance Payments to Executive at the same annual rate (pro rated as applicable). Further, if Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason within 60 days before or within twelve months following a Sale of the Company, then the Executive Securities shall, upon the later of such termination or Sale of the Company, vest in full and become exercisable as to all Common Shares subject thereto. Notwithstanding the foregoing, (A) Executive shall not be entitled to receive any payments or vesting acceleration pursuant to this Section 1(e) unless Executive has executed and delivered to Employer, and not revoked, a general release in form and substance satisfactory to Employer and (B) Executive shall be entitled to receive such payments and vesting acceleration only so long as Executive has not breached the provisions of Sections 2 or 3 hereof.

(f) In connection with entering this Agreement, Executive represents and warrants to the Company that:

(i) This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(ii) Except as set forth in a writing delivered on the Effective Date to the Company’s Chief Executive Officer, Executive is neither party to, nor bound by, any other employment agreement, consulting agreement, noncompete agreement, non-solicitation agreement or confidentiality agreement.

(iii) Executive is a resident of the State of California.

(g) Executive’s employment with the Company is conditioned upon:

(i) The completion of a successful verification of Executive’s criminal, education, and employment background; and

(ii) The execution of and full compliance with the Company’s standard form of Employee Invention Assignment and Confidentiality Agreement.

(h) Within three (3) business days of commencing employment with the Company, Executive must present documentation demonstrating that Executive is authorized to work in the United States. Within five (5) business days of commencing employment with the Company, Executive must complete a successful urinalysis drug test.

2. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) of a confidential, proprietary or secret nature obtained by him during the course of his performance under this Agreement concerning the business or affairs of the Company, Employer and their respective Subsidiaries and Affiliates (“Confidential Information”) are the property of the Company, Employer or such Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s and Employer’s business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, (ii) was known to Executive prior to Executive’s employment with Employer, the Company or any of their Subsidiaries and Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order. Executive shall deliver to the Company at a Separation, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company, Employer and their respective Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control.

(b) Third Party Information. Executive understands that the Company, Employer and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s, Employer’s and their respective Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company, Employer or their respective Subsidiaries and Affiliates who need to know such information in connection with their work for the Company, Employer or their respective Subsidiaries and Affiliates) or use, except in connection with his work for the Company, Employer or their respective Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(c) Use of Information of Prior Employers. During the Employment Period, Executive will not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, Employer or any of their respective Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company, Employer or any of their respective Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

3. Restrictive Covenants. Executive acknowledges that in the course of his employment with Employer he will become familiar with the Company’s, Employer’s and their respective Subsidiaries’ trade secrets and with other confidential information concerning the Company, Employer and such Subsidiaries and that his services will be of special, unique and extraordinary value to the Company, Employer and such Subsidiaries. Therefore, Executive agrees that:

(a) Nonsolicitation. During the Employment Period and (x) during the Severance Period if the Employment Period is terminated by the Company or Employer without Cause or by Executive with Good Reason, or (y) for a period of two years thereafter if the Employment Period is terminated by Executive, the Company or Employer for any other reason, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company, Employer or their respective Subsidiaries to leave the employ of the Company, Employer or such Subsidiary, or in any way interfere with the relationship between the Company, Employer and any of their respective Subsidiaries and any employee, consultant or independent contractor thereof (which restriction shall not preclude placing advertisements in trade publications or similar general solicitations for employment, so long as such advertisements or solicitations do not target any employee of the Company, Employer or their respective Subsidiaries), or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company, Employer or any of their respective Subsidiaries to cease doing business with the Company, Employer or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company, Employer and any Subsidiary, in each case, if any such inducement, attempted inducement or interference would involve, use or rely upon any of the Company’s, Employer’s or any of their respective Subsidiaries’ trade secrets or other confidential information.

(b) Enforcement. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company, Employer, their respective Subsidiaries or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

4. Definitions.

“2007 LTIP Plan” means the Solera Holdings, Inc. 2007 Long Term Equity Incentive Plan.

“Affiliate” means, (i) with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person, and (ii) with respect to any Investor, any general or limited partner of such Investor, any employee or owner of any such partner, or any other Person controlling, controlled by or under common control with such Investor.

“Board” means the Company’s board of directors.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company, Employer or any of their respective Subsidiaries or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board, (iii) gross negligence or willful misconduct with respect to the Company, Employer or any of their respective Subsidiaries, (iv) conduct tending to bring the Company, Employer or any of their respective Subsidiaries into public disgrace or disrepute, and (v) any breach by Executive of Sections 1(b)(ii), 1(h), 2 or 3 of this Agreement.

“Common Stock” means the common stock of the Company, $0.01 par value per share.

“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is or will be unable to effectively perform the essential functions of Executive’s duties, even with a reasonable accommodation that does not impose an undue hardship on the Company, for a continuous period of more than 60 days or for 90 days (whether or not continuous) within a 180 day period, as determined by the Board in good faith.

“Good Reason” means (i) a reduction in Executive’s Annual Base Salary, or (ii) a material diminution in Executive’s duties or responsibilities inconsistent with his title, with the exception of Change of Control or sale of the company; in each case without the prior written consent of Executive; provided that in order for such resignation to be with Good Reason for any purpose hereunder (i) written notice of Executive’s resignation must be delivered to the Company within 30 days of his actual knowledge of any such event, and (ii) the Company is provided at least 30 days during which it may remedy the condition, or (iv) the failure of the Company to obtain the assumption (by operation of law, the continuation of the corporate existence of the Company, or otherwise) of this Agreement by any successors contemplated in connection with a Sale of the Company.

“Person” means an individual, a partnership, a corporation, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of equity securities of the Company.

“Sale of the Company” means any transaction or series of related transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s) (i) equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that a Public Offering shall not constitute a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Separation” means Executive ceasing to be employed by the Company, Employer or any of their respective Subsidiaries for any reason.

“Subsidiary” means, with respect to any Person, any corporation, corporation, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a corporation, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a corporation, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of corporation, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such corporation, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

5. Arbitration. Executive and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to Executive’s employment with the Company and the termination thereof. This agreement to arbitrate applies to claims including, but by no means limited to, claims of discrimination, harassment, unpaid wages, breach of contract, wrongful termination, torts, claims for stock or stock options or other ownership interest in the Company, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision, including, but not limited to, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment (“Arbitrable Claims”). All arbitration hearings shall be conducted in San Diego County, California. Arbitration shall be the exclusive method by which to resolve Arbitrable Claims, except that each party may, at its, his or her option, seek injunctive relief in a court of competent jurisdiction related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Executive’s right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict Executive’s ability to file such claims (including but not limited to the Equal Employment Opportunity Commission, the Department of Labor, and other federal and state agencies). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. California time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to Employer:

Solera, Inc.

15030 Avenue of Science, Suite 100

San Diego, CA 92128

Attention: Chief Executive Officer

Facsimile: (858) 812-3011

with copies to:

[                    ]

If to the Company:

Solera Holdings, Inc.

15030 Avenue of Science, Suite 100

San Diego, CA 92128

Attention: Chief Executive Officer

Facsimile: (858) 812-3011

with copies to:

[                    ]

If to Executive:

Jason Brady

Mailing address and contact information in his personnel file or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

7. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(d) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, Employer, and their respective successors and assigns.

(f) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(g) Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company, Employer and their respective Subsidiaries and Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph during the Employment Period or the Severance Period, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts). In the event the Company requires Executive’s cooperation in accordance with this paragraph after the Severance Period, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts) and compensate Executive at a reasonable rate for such cooperation, as determined by mutual agreement of the Company and Executive. Executive’s obligations under this Section 7(g) after Separation are subject to his other business commitments, and all scheduling will be made by mutual consent of the parties (other than court proceedings with set dates).

(h) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Employer, and Executive. If either party should waive any breach of any provision of this Agreement or fail to enforce any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(j) Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any reasonable medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(k) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(l) Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or its Subsidiaries or Executive’s ownership interest in the Company, including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity. In the event the Company or its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes. The parties’ mutual intent in entering into this Agreement is that none of the payment arrangements hereunder constitute a “deferral of compensation” under Internal Revenue Code Section 409A (“Section 409A”), and they agree that this Agreement will be interpreted in a manner consistent with that intent. They acknowledge, though, that uncertainty exists with respect to certain interpretive issues under Section 409A. Accordingly, notwithstanding anything else to the contrary contained herein, the parties agree that, to the extent the Company in good faith determines both that any payment provided for hereunder constitutes a “deferral of compensation” under Section 409A and that the Executive is as of the relevant date a “key employee” (as defined in Section 409A(a)(2)(B)(i)), then no amounts shall be payable to Executive hereunder prior to the earlier of (a) Executive’s death following the date of Separation, or (b) the date that is six months following the date of Executive’s “separation from service” with the Company

(within the meaning of Section 409A). The parties agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A.

(m) Reasonable Expenses. Employer agrees to pay the reasonable fees and expenses of Executive’s counsel arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(n) Termination. This Agreement (except for the provisions of Sections 1(b) and (c)) shall survive a Separation and shall remain in full force and effect after such Separation.

(o) Adjustments of Numbers. All numbers set forth herein that refer to unit prices or amounts will be appropriately adjusted to reflect unit splits, unit dividends, combinations of units and other recapitalizations affecting the subject class of equity.

(p) Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(q) Limitation on Payments. In the event it shall be determined that any compensation by or benefit from the Company to the Executive or for the Executive’s benefit, whether pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s benefits under this Agreement shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7(q) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7(q), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7(q).

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement on the date first above written.

SOLERA HOLDINGS, Inc.

By:	/s/ TONY AQUILA
Name:	Tony Aquila
Its:	Chief Executive Officer

SOLERA, INC.

By:	/s/ TONY AQUILA
Name:	Tony Aquila
Its:	Chief Executive Officer

/s/ JASON BRADY
JASON BRADY

Signature Page to Management Agreement of Jason Brady